Exhibit 12.1

PUGET SOUND ENERGY

STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF

EARNINGS TO FIXED CHARGES

(Dollars in Thousands)

	12 Months Ending September 30, 2003		12 Months Ending September 30, 2002		Years Ended December 31,
					2002		2001		2000		1999		1998
EARNINGS AVAILABLE FOR FIXED CHARGES
Pre-tax income:
Income from continuing operations	$127,078		$67,994		$108,948		$119,130		$193,831		$185,567		$169,612
Income taxes	60,341		33,076		52,836		76,915		129,823		109,164		105,814
Income taxes charged to other income—net	2,957		121		2,082		4,590		1,411		2,909		3,986
Capitalized interest	(1,955)		(1,379)		(1,397)		(883)		(1,264)		(3,692)		(1,782)
Undistributed (earnings) or losses of less-than-fifty-percent-owned entities	—		—		—		—		—		—		—

Total	$188,421		$99,812		$162,469		$199,752		$323,801		$293,948		$277,630

Fixed charges:
Interest expense	$185,556		$194,059		$192,829		$190,849		$184,405		$160,966		$146,248
Other interest	1,955		1,379		1,397		883		1,264		3,692		1,782
Portion of rentals representative of the interest factor	4,821		6,013		5,394		5,633		5,002		4,575		2,878

Total	$192,332		$201,451		$199,620		$197,365		$190,671		$169,233		$150,908

Earnings available for combined fixed charges	$380,753		$301,263		$362,089		$397,117		$514,472		$463,181		$428,538
RATIO OF EARNINGS TO FIXED CHARGES	1.98	x	1.50	x	1.81	x	2.01	x	2.69	x	2.74	x	2.84	x

PUGET SOUND ENERGY

STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollars in Thousands)

	12 Months Ending September 30, 2003	12 Months Ending September 30, 2002	Years Ended December 31,
			2002	2001	2000	1999	1998
EARNINGS AVAILABLE FOR COMBINED FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS
Pre-tax income:
Income from continuing operations	$127,078	$67,994	$108,948	$119,130	$193,831	$185,567	$169,612
Income taxes	60,341	33,076	52,836	76,915	129,823	109,164	105,814
Income taxes charged to other income—net	2,957	121	2,082	4,590	1,411	2,909	3,986

Subtotal	190,376	101,191	163,866	200,635	325,065	297,640	279,412
Capitalized interest	(1,955)	(1,379)	(1,397)	(883)	(1,264)	(3,692)	(1,782)
Undistributed (earnings) or losses of less-than-fifty-percent-owned entities	—	—	—	—	—	—	—

Total	$188,421	$99,812	$162,469	$199,752	$323,801	$293,948	$277,630

Fixed charges:
Interest expense	$185,556	$194,059	$192,829	$190,849	$184,405	$160,966	$146,248
Other interest	1,955	1,379	1,397	883	1,264	3,692	1,782
Portion of rentals representative of the interest factor	4,821	6,013	5,394	5,633	5,002	4,575	2,878

Total	$192,332	$201,451	$199,620	$197,365	$190,671	$169,233	$150,908

Earnings available for combined fixed charges and preferred dividend requirements	$380,753	$301,263	$362,089	$397,117	$514,472	$463,181	$428,538

DIVIDEND REQUIREMENT
Fixed charges above	192,332	201,451	199,620	197,365	190,671	169,233	150,908
Preferred dividend requirements below	10,064	11,871	11,779	14,169	15,084	17,747	21,421

Total	$202,396	$213,322	$211,399	$211,534	$205,755	$186,980	$172,329

	12 Months Ending September 30, 2003	12 Months Ending September 30, 2002	Years Ended December 31,
			2002	2001	2000	1999	1998
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS	1.88x	1.41x	1.71x	1.88x	2.50x	2.48x	2.49x
COMPUTATION OF PREFERRED DIVIDEND REQUIREMENTS:
(a) Pre-tax income	$190,376	$101,191	$163,866	$200,635	$325,065	$297,640	$279,412
(b) Income from continuing operations	$127,078	$67,994	$108,948	$119,130	$193,831	$185,567	$169,612
(c) Ratio of (a) to (b)	1.4981	1.4882	1.5041	1.6842	1.6771	1.6039	1.6474
(d) Preferred dividends	$6,718	$7,977	$7,831	$8,413	$8,994	$11,065	$13,003
Preferred dividend requirements
[(d) multiplied by (c)]	$10,064	$11,871	$11,779	$14,169	$15,084	$17,747	$21,421